                                             EXHIBIT 9(a)

                  SHAREHOLDER SERVICING
               AND TRANSFER AGENCY AGREEMENT

     This agreement is made this ___ day of February, 1997, by and between STEIN ROE ADVISOR TRUST (the "Trust"), a
Massachusetts business trust, and STEINROE SERVICES INC.
(hereinafter referred to as "SSI"), a Massachusetts corporation.

WITNESSETH:

     1. APPOINTMENT. The Trust hereby appoints SSI, effective as of the date hereof, as its agent in connection with the issue, redemption, and transfer of shares of beneficial interest of the Trust, including shares of each respective series of the Trust (hereinafter called the "Shares"), and to process investment income and capital gain distributions with respect to such Shares, to perform certain duties in connection with the Trust's withdrawal and other plans, to mail proxy and other materials to the Trust's shareholders and to provide additional services to shareholders upon the terms and conditions set forth herein, and to perform such other and further duties as are agreed upon between the parties from time to time.

     2. ACKNOWLEDGMENT. SSI acknowledges that it has received from the Trust the following documents:

         A. A certified copy of the Agreement and Declaration of Trust and any amendments thereto;

         B. A certified copy of the By-Laws of Trust;

         C. A certified copy of the resolution of its Board of Trustees authorizing this Agreement;

         D. Specimens of all forms of Share certificates as approved by its Board of Trustees with a statement of its Secretary certifying such approval;

         E. Samples of all account application forms and other documents relating to shareholders accounts, including terms of its Systematic
            Withdrawal Plan;

         F. Certified copies of any resolutions of the Board of Trustees authorizing the issue of authorized but unissued Shares;

         G. An opinion of counsel for the Trust with respect to the validity of the Shares, the status of repurchased Shares and the number of Shares with respect to which a Registration
            Statement has been filed and is in effect;

         H. A certificate of incumbency bearing the signatures of the officers of the Trust who are authorized to sign Share certificates, to sign checks and to sign written instructions to SSI.

     3. ADDITIONAL DOCUMENTATION. The Trust will also furnish SSI from time to time with the following documents:

         A. Certified copies of each amendment to its Agreement and Declaration of Trust and By-Laws;

         B. Each Registration Statement filed with the
            Securities and Exchange Commission and
            amendments thereto with respect to its Shares;

         C. Certified copies of each resolution of the Board of Trustees authorizing officers to give instructions to SSI;

         D. Specimens of all new Share certificates accompanied by certified copies of Board of Trustees resolutions approving such forms;

         E. Forms and terms with respect to new plans that may be instituted and such other certificates, documents or opinions that SSI may from time to time, in its discretion, deem necessary or appropriate in the proper performance of its duties.

     4. AUTHORIZED SHARES. The Trust certifies to SSI that, as of the date of this Agreement, it may issue unlimited number of Shares of the same class in one or more series as the Board of Trustees may authorize. The series authorized as of the date of this Agreement are listed in Schedule B.

     5. REGISTRATION OF SHARES. SSI shall record issuances of Shares based on the information provided by the Trust. SSI shall have no obligation to a Trust, when countersigning and issuing Shares, whether evidenced by certificates or in uncertificated form, to take cognizance of any law relating to the issuance and sale of Shares, except as specifically agreed in writing between SSI and the Trusts, and shall have no such obligation to any shareholder except as specifically provided in Sections 8-
205, 8-208 and 8-406 of the Uniform Commercial Code. Based on data provided by the Trust of Shares registered or qualified for sale in various states, SSI will advise the Trusts when any sale of Shares to a resident of a state would result in total sales in that state in excess of the amount registered or qualified in that state.

     6. SHARE CERTIFICATES. The Trust shall supply SSI with a sufficient supply of serially pre-numbered blank
Share certificates, which shall contain the appropriate series designation, if applicable. Such blank certificates shall be properly prepared and signed by authorized officers of Trust manually or, if authorized by Trust, by facsimile and shall bear the seal of Trust or a facsimile thereof. Notwithstanding the death, resignation, or removal of any officer authorized to sign certificates, SSI may continue to countersign certificates which bear the manual or facsimile signature of such officer as directed by Trust.

     7. CHECKS. The Trust shall supply SSI with a sufficient supply of serially pre-numbered blank checks for the dividend bank accounts and for the principal bank accounts of Trust. SSI shall prepare and sign by facsimile signature plates, bearing the facsimiles of the signatures of authorized signatories, dividend account checks for payment of ordinary income dividends and capital gain distributions and principal account checks for payment of redemptions of Shares, including those in connection with the Trusts' Withdrawal Plans, refunds on subscriptions and other capital payments on Shares, in accordance with this Agreement. SSI shall hold signature facsimile plates for this purpose and shall exercise reasonable care in their transportation, storage or use. SSI may deliver such signature facsimile plates to an agent or contractor to perform the services described herein, but shall not be relieved of its duties hereunder by any such delivery.

     8. RECORDKEEPING. SSI shall maintain records showing for each shareholder's account in the appropriate series of the Trust, the following information and such other information as may be mutually agreed to from time to time by the Trusts and SSI:

         A. To the extent such information is provided by shareholders: name(s), address, alphabetical sort key, client number, tax identification number, account number, the existence of any special service or transaction privilege offered by the Trust and applicable to the shareholder's account including but not limited to the telephone exchange privilege, and other similar information;

         B. Number of Shares held;

         C. Amount of accrued dividends;

         D. Information for the current calendar year regarding the account of the shareholder, including transactions to date, date of each transaction, price per share, amount and type of each purchase and redemption, transfers, amount of accrued dividends, the amount and date of all distributions paid, price per share, and amount of all distributions reinvested;

         E. Any stop order currently in effect against the shareholder's account;

         F. Information with respect to any withholding for the calendar year as required under applicable
            Federal and state laws, rules and regulations;

         G. The certificate number and date of issuance of each Share certificate outstanding, if any, representing a shareholder's Shares in each account, the number of Shares so represented,
            and any stop legend on each certificate;

         H. Information with respect to gross proceeds of all sales transactions as required under applicable Federal income tax laws, rules and regulations; and

         I. Such other information as may be agreed upon by the Trusts and SSI from time to time.

     SSI shall maintain for any account that is closed
("Closed Account") the aforesaid records through the June of the calendar year following the year in which the account is closed or such other period as may be mutually agreed to from time to time by such Trust and SSI.

     9. ADMINISTRATIVE SERVICES. SSI shall furnish the following administrative services to the Trust:

         A. Coordination of the printing and dissemination of Prospectuses, financial reports, and other shareholder information as are agreed to by SSI and the Trust from time to time.

         B Maintenance of data and statistics and preparation of reports for internal use and for distribution to the Board of Trustees concerning shareholder transaction and service activity.

         C. Handling of requests from third parties involving shareholder records, including, but not limited to, record subpoenas, tax levies, and orders issued by courts or administrative or regulatory agencies.

         D. Development and monitoring of shareholder service programs that may be offered from time to time, including, but not limited to, individual retirement account and tax-qualified retirement plan programs, checkwriting redemption privileges, automatic purchase, exchange and redemption programs, audio response services, programs involving electronic transfer of funds, and lock box facilities.

         E. Provision of facilities, hardware and software systems, and equipment in Chicago (and other locations mutually agreed to by SSI and the Trusts) to meet the needs of shareholders and prospective shareholders, including, but not limited to, walk-in facilities, toll-free telephone numbers, electronic audio and other communication, accounting and recordkeeping systems to handle shareholder transaction, inquiry and other activity, and to provide management and other personnel required to staff such facilities and administer such systems.

     10. SHAREHOLDER SERVICES. SSI shall provide the following services as are requested by a Trust in addition to the transactional and recordkeeping services provided for elsewhere herein:

         A. Responding to communications from shareholders or their representatives or agents concerning any matters pertaining to shares registered in their names, including, but not limited to, (i) net asset value and average cost basis information; (ii) shareholder services, plans, options, and privileges; and (ii) with respect to the series of the Trust represented by such shares, information concerning investment policies, portfolio holdings, performance, and shareholder distributions and the classification thereof for tax purposes.

         B. Handling of shareholder complaints and correspondence directed to or brought to the attention of SSI.

         C. Soliciting and tabulating proxies of
            shareholders and answering questions concerning the subject matter thereof.

         D. Under the direction of the officers of the Trust, administering a program whereby shareholders whose mail from the Trust is returned are identified, current address information for such shareholders is solicited,
             and shares and dividend or redemption proceeds
            owned by shareholders who cannot be located are
            escheated to the proper authorities in
            accordance with applicable laws and
            regulations.

         E. Preparing and disseminating special data, notices, reports, programs, and literature for certain categories of shareholders based on account characteristics, or for shareholders generally in light of industry, market, product, tax, or legal developments.

         F. Assisting any institutional servicing or recordkeeping agent engaged by SSI and approved by the Trust in the development, implementation, and maintenance of special programs and systems to enhance overall shareholder servicing capability, consisting of:

            (i) Product and system training for personnel
                of the institutional servicing agent.
           (ii) Joint programs with the institutional servicing agent to develop customized shareholder software systems, account statements, and other information and reports.
          (iii) Electronic and telephonic systems and other technological means by which shareholder information, account data, and cost of securities may be exchanged among SSI, the institutional servicing agent, and their respective agents or vendors.

         G. Furnishing sub-accounting services for retirement plan shareholders and other shareholders representing group relationships with special recordkeeping needs.

         H. Providing and supervising the services of employees whose principal responsibility and function will be to preserve and strengthen the Trust's relationships with its shareholders.

         I. Such other shareholder and shareholder-related services, whether similar to or different from those described in this section as the parties may from time to time agree in writing.

     11. PURCHASES. Upon receipt of a request for purchase of Shares containing data required by a Trust for processing of a purchase transaction, SSI will:

         A. Compute the number of Shares of the appropriate series of the Trust to which the purchaser is entitled and the dollar value of the transaction according to the price of such Shares as provided by the Trust for purchases made at that time and date;

         B. In the case of a new shareholder, establish an account for the shareholder, including the information specified in Section 8 hereof; in the case of an Exchange as described in Section
            14 below by telephone or telegraph, the account shall have exactly the same registration as that of the account of the other series of the Trust or any other series of another Trust from which the Exchange was made;

         C. Transmit to the shareholder by mail or electronically a confirmation of the purchase, as directed by the Trust, in such format as agreed to by SSI and the Trusts, including all information called for thereby, and, in the case of a purchase for a new account, shall also furnish the shareholder a current
            Prospectus of the applicable series;

         D. If applicable, prepare a refund check in the amount of any overpayment of the subscription price and deliver it to the Trust for signing;
            and

         E. If a certificate is requested by the
            shareholder, prepare, countersign, issue and mail, not earlier than 30 days after the date of purchase, to the shareholder at his address of record a Share certificate for such full
            Shares purchased.

     12. REDEMPTIONS. Instructions to redeem Shares of any series of a Trust, including instructions for an Exchange as described in Section 14 below, may be furnished in written form, or by other means, including but not limited to telephonic or electronic transmission or by writing a special form of check, as may be mutually agreed to from time to time by the Trust and SSI. Upon receipt by SSI of instructions to redeem which are in "good order," as defined in the Prospectus of the applicable series and satisfactory to SSI, SSI will:

         A. Compute the amount due for the Shares and the total number of all the Shares redeemed in accordance with the price per Share as provided by the Trust for redemptions of such Shares at that time and date, and transmit to the shareholder by mail or electronically a confirmation of the redemption, as directed by the Trust, in such format as agreed to by SSI and the Trust, including all information called for thereby;

         B. Confirmations of redemptions that result in the payment of accrued dividends shall indicate the amount of such payment and any amounts withheld;

         C. In the case of a redemption in written form other than by Exchange, SSI shall transmit to the shareholder by check or, as may be mutually agreed to by the Trust and SSI and requested by the shareholder, electronic means, an amount equal to the redemption price and any payment of accrued dividends occasioned by the redemption, net of any amounts withheld under applicable Federal and state laws, rules and regulations on or before the seventh calendar day following the date on which instructions to redeem in "good order" as defined in the Prospectus of the applicable series, which instructions are satisfactory to SSI as received by SSI. In the case of an Exchange, SSI shall use the proceeds of the redemption, net of any amounts withheld under applicable
            Federal and state laws, rules and regulations, to purchase Shares of any other series of the Trust or any other series of another Trust selected by the person requesting the Exchange;

         D. In the case of Exchanges by telephone or telegraph, redemptions by telephone or electronic transmission and redemptions by writing a special form of check, SSI shall deliver to the Trust, on the business day following the effective date of such transaction, a listing of such transaction data in a format agreed to by the Trusts and SSI from time to time;

         E. If any Share certificate or instruction to redeem tendered to SSI is not satisfactory to SSI, it shall promptly notify the Trust of such fact together with the reason therefor;

         F. SSI shall cancel promptly Share certificates received in proper form for redemption and issue, countersign and mail new Share certificates for the Shares represented by certificates so cancelled which are not redeemed;

         G. SSI shall advise the Trust and refuse to process any redemption by electronic transmission or Exchange by telephone or telegraph or redemptions by writing a special form of check, if such transaction would result in the redemption of Shares represented by outstanding certificates, unless otherwise instructed by an officer of the Trust.

     13. ADMINISTRATION OF WITHDRAWAL PLANS. A redemption made pursuant to a Withdrawal Plan offered by the Trusts shall be effected by SSI at the net asset value per Share of the appropriate series of the Trust on the twentieth day or the next business day of the month in which the recipient is scheduled to receive the withdrawal payment.
SSI shall prepare and mail to the recipient on or before the seventh calendar day after the date of redemption a check in the amount of each required payment, net of any amounts withheld under applicable Federal and state laws, rules and regulations, and also furnish the shareholder a confirmation of the redemption as described in Section 12 above.

     14. EXCHANGES. Upon receipt by SSI of a request to exchange Shares of a series of a Trust held in a shareholder's account for those of any other series of the Trust or any other series of another Trust or vice versa in written form, by telephone or telegraph or by other electronic means, containing data required by the Trust for processing such a transaction, SSI will:

         A. If the request is by telephone, telegraph or other electronic means, verify that the shareholder has furnished both the series of a Trust from and to which the Exchange is to be made authorization, in a form acceptable to such Trust, to accept Exchange instructions for his account by such means.

         B. Process a redemption of the Shares of the series of the Trust to be redeemed in connection with the Exchange and apply the proceeds thereof, net of any amounts withheld under applicable Federal and state laws, rules and regulations, to purchase shares of any other series of the Trust or any other series of another Trust being acquired in accordance with the respective Trust's redemption and purchase policies and Sections 11 and 12 of this Agreement.

     Any redemption and purchase pursuant to an Exchange shall be effected as of the time and prices applicable to an order for redemption or purchase received at the time the request for Exchange is received.

     15. TRANSFER OF SHARES. Upon receipt by SSI of a request for a transfer of Shares of any series of a Trust, and receipt of a Share certificate for transfer or an order for the transfer of Shares in the case of an uncertificated account, in either case with such endorsements, instruments of assignment or evidence of succession as may be required by SSI and accompanied by payment of such transfer taxes, if any, as may be applicable, and satisfaction of any other conditions for registration of transfers contained in the Trust's By-Laws, Prospectuses, and Statements of Additional
Information, SSI will verify the balance of Shares of such series of the Trust in the account; record the transfer of ownership of such Shares in its Share certificate and shareholder records for such series; cancel Share certificates for Shares surrendered for transfer; establish an account pursuant to Section 8 for the transferee if a new shareholder; prepare, countersign and mail new Share certificates for a like number of Shares in the case of a certificated account; and transmit to the shareholder by mail or electronically confirmation of the transfer for each account affected, in a format agreed to by SSI and the Trust, including all information called for thereby. SSI shall be responsible for determining that certificates, orders for transfer, and supporting documents, if any, are in proper legal form for the transfer of Shares.

     16. CHANGES IN SHAREHOLDER RECORDS. Changes in items of information specified in Section 8 not relating to change in ownership of Shares will be made by SSI upon receipt of a request for such change in a format agreed to by SSI and the Trusts. In the case of any change that SSI and the Trusts agree requires confirmation, a confirmation of such change in a format agreed to by SSI and the Trusts shall be transmitted to the shareholder by mail or electronically.

     17. REFUSAL TO REDEEM OR TRANSFER. SSI reserves the right to refuse to redeem or transfer Shares until reasonably satisfied that the endorsement on the Share certificates or written request presented is valid and genuine, and for such purpose may require where reasonably necessary or appropriate a guarantee of signature. SSI also reserves the right to refuse to redeem or transfer
Shares until satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal in good faith to make transfers or redemptions which it, in its judgment, deems improper or unauthorized. Notwithstanding the foregoing, SSI shall redeem or transfer Shares even though not satisfied as to the endorsement or legal authority if it is first indemnified to its reasonable satisfaction against all expenses and liabilities to which it might, in its judgment, be subjected by such action.

     18. DIVIDENDS AND CAPITAL GAIN DISTRIBUTIONS.  The
Trust will promptly inform SSI of the declaration of any dividend or other distribution with respect to Shares of any series of the Trust, including the amount of distribution, the amount of withholding under applicable
Federal and state laws, rules and regulations, if any, dividend number, if any, record date, ex-dividend date, payable date and price at which dividends or other distributions are to be reinvested.

     In the case of any series of a Trust for which dividends shall be declared daily and paid monthly or quarterly, SSI will credit the dividend payable to each shareholder thereof to a dividend account of the shareholder and will provide the Trust on each business day with reports of the total amount of dividends credited and such other data as are agreed upon by the Trust and SSI.
Promptly after the payable date for the Trust, SSI will provide the Trust with reports showing the accounts which have been paid a dividend or other distribution, the amount received by each account, the amount withheld as required under applicable Federal and state laws, rules and regulations, if any, the amount of the dividend or distribution paid in cash or reinvested in Shares, and the total amount of cash and Shares required for payment of the dividend or other distribution.

     In the case of each other series of the Trust, SSI will provide the Trust promptly following the record date therefor with reports of the total amount of dividends payable with respect thereto and such other data as are agreed to by the Trusts and SSI. Promptly after the payable date therefor, SSI will provide the Trust with reports showing the accounts which are to be paid a dividend or other distribution, the amount to be received by each account, the amount to be withheld as required under applicable Federal and state laws, rules and regulations, if any, whether such dividend or distribution is to be paid in cash or reinvested in Shares, and the total amount of cash and Shares required for the payment of such dividend or distribution.

     At times agreed to by the Trusts and SSI, SSI will transmit by mail or electronically to shareholders the proceeds of such dividend or other distribution and confirmation thereof. Where distributions are reinvested, the price and date of reinvestment will be those supplied by the Trusts. Confirmations will be prepared by SSI in a format agreed to by SSI and the Trusts.

     19. WITHHOLDING. Under applicable Federal and state laws, rules and regulations requiring withholding from dividends and other distributions and payments to shareholders, SSI shall be responsible for determining the amount to be withheld and the Trusts shall forward that amount to SSI, which will deposit said amount with, and report said amount to, the proper governmental agency as required thereunder. Liability for any amounts withheld, whether or not actually withheld, and for any penalties which may be imposed upon the payor for failure to withhold, report, or deposit the proper amount, and for any interest due on said amount, shall be borne by the Trusts and SSI as provided in Section 37 hereof.

     Upon receipt of a certificate from a shareholder pertaining to withholding (including exemptions therefrom) containing such information as required by a Trust of the shareholder under applicable Federal and state laws, rules and regulations, SSI shall promptly process the certificate, which shall become effective as soon as reasonably possible after receipt by SSI, but no later than may be required by applicable Federal and state laws, rules and regulations.

     At the time a shareholder account is established with a Trust, the Trust shall be responsible for (i) soliciting the shareholder's tax identification number in the manner and form required under applicable Federal and state laws, rules and regulations; (ii) identifying and rejecting an obviously incorrect number (as defined under applicable
Federal and state laws, rules and regulations) and (iii) furnishing to SSI the number and any related information provided by or on behalf of the shareholder. SSI shall be responsible for any subsequent communications to the shareholder that may be required in this regard.

     In the case of withholding an amount in excess of the proper amount from a payment made by or on behalf of a Trust to a shareholder except as otherwise provided by applicable Federal and state laws, rules and regulations, SSI, at the direction of the Trust, shall immediately adjust the shareholder's account, as well as succeeding deposits; provided, however, that when an adjustment would result in an adjustment across calendar years, SSI shall not be required to make such adjustment.

     In the case of (i) a failure to withhold the proper amount from a dividend or other distribution or payment made by or on behalf of any series of a Trust to a shareholder or (ii) any penalties attributable to (a) a failure to withhold the proper amount or (b) the shareholder's failure to provide the Trust or SSI with correct information requested in order to comply with withholding requirements under applicable Federal and state laws, rules and regulations, SSI, at the direction of the Trust, shall immediately cause the redemption of Shares from the shareholder's account with such series having a value not exceeding the sum of such deficit amount and applicable penalties and apply the proceeds to reimburse whomever has borne the expense resulting from the shareholder's failure. If the value of the Shares in the shareholder's account with the series is less than the sum of the deficit amount and applicable penalties, SSI may cause the redemption of Shares having a value not exceeding such difference from any account, including a joint account, of the shareholder with any other series of the Trust or any other series of another Trust, subject to the consent of the other Trust, and apply the proceeds to reimburse whoever has borne the expense resulting from the shareholder's failure.

     20. MAILINGS. SSI shall take all steps required, including the addressing of envelopes, to make the following additional mailings to shareholders:

         A. SSI shall mail financial reports furnished by each series of a Trust to shareholders as requested and will mail the current Prospectus for each series of the Trust to shareholders of such series once each year;

         B. SSI shall mail to shareholders of each series of a Trust proxy material for each duly scheduled meeting of shareholders of that series;

         C. SSI shall include in any of the above mailings such other enclosures as are compatible for mailing purposes as reasonably requested by the Trusts;

         D. SSI shall make such other mailings upon such terms and conditions and for such fees as are agreed to by SSI and the Trust from time to time.

     The Trusts shall deliver all material required to be furnished to SSI for any scheduled mailing sufficiently in advance of the date for such mailing, so that SSI may effect the scheduled mailing.

     21. TAX INFORMATION RETURNS AND REPORTS. SSI will prepare and file with the appropriate governmental agencies, such information, returns and reports as are required to be so filed for reporting (i) dividends and other distributions made, (ii) amounts withheld on dividends and other distributions and payments under applicable Federal and state laws, rules and regulations, and (iii) gross proceeds of sales transactions as required and as the Trusts shall direct SSI. Further, SSI shall prepare and deliver to the Trusts reports showing amounts withheld from dividends and other distributions and payments made for each series of the Trusts.

     22. INFORMATION TO BE FURNISHED TO SHAREHOLDERS. SSI will prepare and transmit to each shareholder of the Trust annually in such format as is reasonably requested by the Trust, and as agreed to by SSI, information returns and reports for reporting dividends and other distribution and payments, amounts withheld, if any, and gross proceeds of sales transactions as required under applicable Federal and state laws, rules and regulations.

     23. STOP ORDERS. Upon receipt of a request from a Trust or a shareholder that a "stop" should be placed on the shareholder's account, SSI will maintain a record of such "stop" and notify the Trust if any transaction request is received from a shareholder which would reduce the number of Shares in an account on which a "stop" has been placed. SSI will inform the Trusts of any information SSI receives relating to a "stop." SSI shall also maintain for the Trusts the record of share certificates on which a "stop" has been placed, it being understood that a certificate "stop" does not mean a "stop" on the shareholder's entire account to which a certificate may relate.

     24. SHARE SPLITS AND SHARE DIVIDENDS. If a Trust elects to declare a Share dividend or split for any series, the services and fees with respect thereto will be negotiated by the Trust and SSI.

     25. REPLACEMENT OF SHARE CERTIFICATES. SSI may issue a new Share certificate in place of a Share certificate represented as not having been received or as having been lost, stolen, seized or destroyed, upon receiving instructions from a Trust and indemnity satisfactory to SSI, and may issue a new Share certificate in exchange for, and upon surrender of, an identifiable mutilated Share certificate. Such instructions from the Trust shall be in such form as has been approved by its Board of Trustees and shall be in accordance with the provisions of its By-Laws governing such matters.

     26. UNCLAIMED AND UNDELIVERED SHARE CERTIFICATES.
Where a Share certificate is in the possession of SSI for any reason, and has not been claimed by the record holder or cannot be delivered to the record holder, SSI shall cancel said certificate and reflect as uncertificated
Shares on the shareholder's account record the Shares represented by said cancelled certificate.

     27. REPORTS AND FILES. SSI shall maintain the files and furnish the statistical and other information listed on Schedule C. However, SSI reserves the right to delete, change or add to the files maintained and information provided so long as such deletions, additions or changes do not impair the receipt of services described elsewhere in this Agreement. SSI shall also use its best efforts to obtain such additional statistical and other information as the Trusts may reasonably request within the capabilities of SSI, for such additional consideration as may be agreed to by SSI and the Trusts.

     28. EXAMINATION OF DAILY TRANSACTIONS. The Trusts will examine reports reflecting each day's transactions and other data delivered to it for the accuracy of the transactions reflected therein and failure to reflect transactions that should have been reflected therein. If
SSI has not received from a Trust, within five (5) business days after delivery of such reports to the Trust, written notice, which may be in the form of an appropriate transaction instruction submitted by the Trust for the purpose of correcting the error or omission, as to any errors or omissions which a reasonable inspection and normal audit and control procedure would reveal, then all transactions reflected in such reports shall be deemed to be correct and accepted by the Trust, and SSI shall have no further responsibility for the omission from or correction, deletion, or inclusion of any transaction reflected or which should have been reflected therein, or any liability to the Trust or any third person on account of such error or omission.

     29. DISPOSITION OF BOOKS, RECORDS, AND CANCELLED SHARE
CERTIFICATES. SSI will periodically send to the Trust all books, documents, and records of the Trust no longer needed for current purposes and Share certificates which have been cancelled in transfer or in redemption; such books, documents, records, and Share certificates shall be safely stored by the Trusts for future reference for such period as is required and by any means permitted by the Investment
Company Act of 1940, or the rules and regulations issued thereunder, or other relevant statutes. SSI shall have no liability for loss or destruction of said books, documents, records, or Share certificates after they are returned to the Trusts.

     30. INSPECTION OF SHARE BOOKS. In case of any request or demand for inspection of the books of a Trust reflecting ownership of the Shares therein ("Share books"), SSI will make a reasonable effort to notify the Trust and to secure instructions as to permitting or refusing such inspection.
SSI reserves the right, however, to exhibit the Share books to any person in case it is advised by its counsel that it may be held liable for the failure to exhibit the Share books to such person.

     31. FEES. The Trust shall pay to SSI for its servicing function hereunder and its transfer agent function hereunder fees computed as set forth in Schedule A hereto.

     32. OUT-OF-POCKET EXPENSES.  The Trust shall reimburse
SSI for any and all out-of-pocket expenses and charges in performing services under this Agreement (other than charges for normal data processing services and related software, equipment and facilities) including, but not limited to, mailing service, postage, printing of shareholder statements, the cost of any and all forms of the Trust and other materials used by SSI in communicating with shareholders of the Trust, the cost of any equipment or service used for communicating with the Trust's custodian bank or other agent of the Trust, and all costs of telephone communication with or on behalf of shareholders allocated in a manner mutually acceptable to the Trust and SSI.

     33.  INSTRUCTIONS, OPINION OF COUNSEL, AND SIGNATURES.
At any time SSI may apply to a duly authorized agent of a Trust for instructions regarding the Trust, and may consult counsel for the Trust or its own counsel, in respect of any matter arising in connection with this Agreement, and it shall not be liable for any action taken or omitted by it in good faith in accordance with such instructions or with the advice or opinion of such counsel. SSI shall be protected in acting upon any such instruction, advice, or opinion and upon any other paper or document delivered by the Trust or such counsel believed by SSI to be genuine and to have been signed by the proper person or persons and shall not be held to have notice of any change of authority of any officer or agent of the Trust, until receipt of written notice thereof from the Trust.

     34. TRUSTS' LEGAL RESPONSIBILITY. The Trust assumes full responsibility for the preparation, contents, and distribution of each Prospectus and Statement of Additional
Information of the Trust, and for complying with all applicable requirements of the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and any laws, rules, and regulations of government authorities having jurisdiction over the Trust except that SSI shall be responsible for all laws, rules and regulations of government authorities having jurisdiction over transfer agents and their activities. SSI assumes full responsibility for complying with due diligence requirements of payors of reportable dividends and of brokers under the Internal Revenue Code with respect to shareholder accounts.

     35. REGISTRATION OF SSI AS TRANSFER AGENT. SSI represents that it is registered with the Securities and Exchange Commission as a transfer agent under Section 17A of the Securities Exchange Act of 1934 and will notify the Trusts promptly if such registration is revoked or if any proceeding is commenced before the Securities and Exchange
Commission which may lead to such revocation.

     36. CONFIDENTIALITY OF RECORDS. SSI agrees not to disclose any information received from the Trusts to any other customer of SSI or to any other person except SSI's employees and agents, and shall use its best efforts to maintain such information as confidential. Upon termination of this Agreement, SSI shall return to the Trusts all records in the possession and control of SSI related to the Trusts' activities, other than SSI's own business records, it being also understood that any programs and systems used by SSI to provide the services rendered hereunder will not be given to the Trusts.

     Notwithstanding the foregoing, it is understood and agreed that SSI may maintain with the Trusts' records information and data to be utilized by SSI in providing services to entities serving as trustees and/or custodians of prototype Tax-Qualified Retirement Plans, IRA Plans, plans for employees of public schools or tax-exempt organizations, or other plans which invest in the Shares.
In the event that this Agreement is terminated, SSI may transfer and retain from the records maintained for the Trusts such information and data relating to participants in such aforementioned plans as may be required for SSI to continue providing its services to such trustees and/or custodians.

     37. LIABILITY AND INDEMNIFICATION. SSI shall not be liable to the Trusts for any action taken or thing done by it or its agents or contractors on behalf of a Trust in carrying out the terms and provisions of this Agreement if done in good faith and without negligence or misconduct on the part of SSI, its agents or contractors.

     The Trust shall indemnify and hold SSI, and its controlling persons, if any, harmless from any and all claims, actions, suits, losses, costs, damages, and expenses, including reasonable expenses for counsel, incurred by it in connection with its acceptance of this Agreement, in connection with any action or omission by it or its agents or contractors in the performance of its duties hereunder to the Trusts, or as a result of acting upon any instruction believed by it to have been executed by a duly authorized agent of a Trust or as a result of acting upon information provided by a Trust in form and under policies agreed to by SSI and the Trusts provided that: (i) to the extent such claims, actions, suits, losses, costs, damages, or expenses relate solely to a particular series or group of series of Shares, such indemnification shall be only out of the assets of that series or group of series; (ii) this indemnification shall not apply to actions or omissions constituting negligence or misconduct of SSI or its agents or contractors, including but not limited to willful misfeasance, bad faith, or gross negligence in the performance of their duties, or reckless disregard of their obligations and duties under this Agreement; and (iii) SSI shall give a Trust prompt notice and reasonable opportunity to defend against any such claim or action in its own name or in the name of SSI.

     SSI shall indemnify and hold harmless the Trust from and against any and all claims, demands, expenses and liabilities which the Trust may sustain or incur arising out of, or incurred because of, the negligence or misconduct of SSI or its agents or contractors, provided that: (i) this indemnification shall not apply to actions or omissions constituting negligence or misconduct of the Trust or its other agents or contractors and (ii) the Trust shall give SSI prompt notice and reasonable opportunity to defend against any such claim or action in its own name or in the name of the Trust.

     38. INSURANCE. SSI represents that it has available to it the insurance coverage set forth on Schedule D hereto, and agrees to notify the Trusts in advance of any proposed deletion or reduction in said insurance.

     39. FURTHER ASSURANCES. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

     40. DUAL INTERESTS. It is understood that some person or persons may be trustees, directors, officers, or shareholders of both the Trusts and SSI, and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided by specific provision of applicable law.

     41. AMENDMENT AND TERMINATION. This Agreement may be modified or amended from time to time by mutual agreement between the parties hereto and may be terminated by at least one hundred eighty (180) days' written notice given by one party to the other. Upon termination hereof, the Trust shall pay to SSI such compensation as may be due as of the date of such termination and shall reimburse SSI for its costs, expenses, and disbursements payable under this Agreement to such date. In the event that in connection with termination a successor to any of the duties or responsibilities of SSI hereunder is designated by the Trust by written notice to SSI, it shall promptly upon such termination and at the expense of the Trust, transfer to such successor a certified list of shareholders of each series of the Trust (with name, address, and tax identification number), a record of the account of each shareholder and status thereof, and all other relevant books, records, and data established or maintained by SSI under this Agreement and shall cooperate in the transfer of such duties and responsibilities, including provision, at the expense of the Trust, for assistance from SSI personnel in the establishment of books, records, and other data by such successor.

     42. ASSIGNMENT.

A. Except as provided below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

B. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

C. SSI may subcontract for the performance of any of its duties or obligations under this Agreement with any person if such subcontract is approved by the Board of Trustees of a Trust provided, however, that SSI shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it is for its own acts and omissions.
Notwithstanding the foregoing, SSI may subcontract with any party who holds Shares in an omnibus account for that party's customers, for the performance of duties or obligations to the beneficial owners of such Shares without approval of the Board of Trustees.

     43. NOTICE. Any notice under this Agreement shall be in writing, addressed and delivered or sent by registered mail, postage prepaid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other parties, it is agreed that the address of the Trusts is One South Wacker
Drive, Chicago, Illinois 60606, Attention: Secretary, and that of SSI for this purpose is One South Wacker Drive, Chicago, Illinois 60606, Attention: Secretary.

     44. NON-LIABILITY OF TRUSTEES AND SHAREHOLDERS. Any obligation of a Trust hereunder shall be binding only upon the assets of that Trust (or the applicable series thereof), as provided in its Agreement and Declaration of Trust, and shall not be binding upon any Trustee, officer, employee, agent or shareholder of the Trust or upon any other Trust. Neither the authorization of any action by the Trustees or the shareholders of a Trust, nor the execution of this Agreement on behalf of the Trust shall impose any liability upon any Trustee or any shareholder.
Nothing in this Agreement shall protect any Trustee against any liability to which such Trustee would otherwise be subject by willful misfeasance, bad faith or gross negligence in the performance of his duties, or reckless disregard of his obligations and duties under this Agreement.

     45. REFERENCES AND HEADINGS. In this Agreement and in any such amendment, references to this Agreement and all expressions such as "herein," "hereof," and "hereunder," shall be deemed to refer to this Agreement as amended or affected by any such amendments. Headings are placed herein for convenience of reference only and shall not be taken as a part hereof or control or affect the meaning, construction or effect of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

                         STEIN ROE ADVISOR TRUST

ATTEST:                  By: ____________________________
                             Timothy K. Armour, President
____________________________
Nicolette D. Parrish
Assistant Secretary
                        STEINROE SERVICES INC.

ATTEST:                  By: ____________________________
                             Hans P. Ziegler
                             President
____________________________
Nicolette D. Parrish,
Assistant Secretary

                       Schedule A
                 Stein Roe Advisor Trust
   Shareholder Servicing and Transfer Agency Agreement


     Fees pursuant to Section 31 of the Agency Agreement shall be calculated in accordance with the following schedule. For each series, the fee shall accrue on each calendar day and shall be payable monthly on the first business day of the next succeeding calendar month.

     The daily fee accrual shall be computed by multiplying the fraction of one divided by the number of days in the calendar year by the applicable annual fee and multiplying this product by the net assets of the series, determined in the manner established by the Board of Trustees of the applicable Trust, as of the close of business on the last preceding business day on which the series' net asset value was determined.

     For SSI's shareholder servicing function:

Series                                   Annual Fee
-----------------------------------   -----------------------
Stein Roe Advisor Growth & Income     0.25% of average daily
   Fund                               net assets
Stein Roe Advisor International Fund
Stein Roe Advisor Young Investor Fund
Stein Roe Advisor Special Venture Fund
Stein Roe Advisor Balanced Fund
Stein Roe Advisor Growth Stock Fund
Stein Roe Advisor Special Fund


     For SSI's transfer agent function:

Series                                   Annual Fee
-----------------------------------   -----------------------
Stein Roe Advisor Growth & Income     0.05% of average daily
   Fund                               net assets
Stein Roe Advisor International Fund
Stein Roe Advisor Young Investor Fund
Stein Roe Advisor Special Venture Fund
Stein Roe Advisor Balanced Fund
Stein Roe Advisor Growth Stock Fund
Stein Roe Advisor Special Fund

Dated:  February __, 1997

                       Schedule B
                 Stein Roe Advisor Trust
      Shareholder Servicing and Transfer Agency Agreement


The Series of the Trust covered by this agreement are as follows:

      Name of Series                         Effective Date
--------------------------------------     -----------------
Stein Roe Advisor Growth & Income Fund     February __, 1997
Stein Roe Advisor International Fund       February __, 1997
Stein Roe Advisor Young Investor Fund      February __, 1997
Stein Roe Advisor Special Venture Fund     February __, 1997
Stein Roe Advisor Balanced Fund            February __, 1997
Stein Roe Advisor Growth Stock Fund        February __, 1997
Stein Roe Advisor Special Fund             February __, 1997

Dated:  February __, 1997

                          SCHEDULE C
                     SYSTEM DESCRIPTION

TRANSACTION PROCESSING LOG - PROCESSING SPAN IN DAYS

EXPEDITED REDEMPTION FILE - BATCH MAINTENANCE
JOURNAL

DAILY CRT OPERATOR STATISTICS

DAILY BATCH MONITORING REPORT

ONLINE NEW ACCOUNT REPORT

DETAIL DAILY "AS OF" REPORT - BY ACCOUNTABILITY

SPECIAL HANDLING - DAILY CONFIRMATIONS

BANK ACCOUNT OUTSTANDING BALANCE VERIFICATION

MISCELLANEOUS FEE JOURNAL

BATCH ENTRY SUMMARY REPORT

ACCOUNT CLOSEOUT ADJUSTMENTS - SUMMARY REPORT

REDEMPTION CHECK REGISTER

WIRE INSTRUCTION REPORT FOR EXPEDITED REDEMPTIONS

DST INC. - DDPS DAILY CASH RECAP REPORT

DAILY UPDATE (MU100) ERROR LISTING

EXCHANGE DISTRIBUTION SUMMARY REPORT

BATCH TRANSMISSION ERRORS - TRANSACTION ID: DFUNP

DAILY CHECK RECONCILIATION UPDATE REGISTER UCHECK
UPDATES

WIRE INSTRUCTION REPORT FOR EXPEDITED REDEMPTIONS

WIRE INSTRUCTION REPORT FOR DIRECT REDEMPTIONS

TRANSFER RECORD DAILY DVND INCREASE JOURNAL

RECORD DATE JOURNAL

DAILY RECAP & SHARE CONTROL SHEET - SHARE AMOUNT

EXCHANGE CLOSE-OUT AUTOMATIC REINVESTMENT REPORT BY
EXCHANGE (FROM) FUND

DETAIL DAILY "AS OF" REPORT - BY REASON CODE

SHAREOWNER CHECK-CONFIRM RECONCILIATION

DAILY/FREE DAILY BALANCE LISTING - ALPHA CODE
SEQUENCE

CONSOLIDATED ERROR REPORTING

DAILY CONFIRMED UNPAID PURCHASE JOURNAL - NO LOAD

REQUESTS FOR DUPLICATE CONFIRMS

CALCULATED DAILY DIVIDEND RATE

EXTERNAL CHECK/INVESTMENT ISSUANCE REPORT

IN-HOUSE CHECK ISSUANCE REPORT

AUTOMATED CLEARING HOUSE REDEMPTION TRANSACTIONS
STEINROE FUNDS

ACH PURCHASE TRANSACTIONS REPORT

ACH MONTHLY REDEMPTION/PURCHASE - TRANSACTION REPORT

STEIN ROE & FARNHAM TRANSFER RECORD FOR DIRECT
PAYMENTS

REDEMPTION CHECK REGISTER

DAILY DIVIDEND ACCRUAL CLOSEOUTS COMBINED WITH
CLOSEOUT REDEMPTION WIRES

DAILY DIVIDEND ACCRUAL CLOSEOUTS UNMATCHED CLOSEOUT
ACCRUAL ERROR REPORT

AVERAGE COST ACCOUNT CALCULATION EXCEPTION REPORT
FOR DAILY AVERAGE COST FORMS REQUEST

NEW FOREIGN ACCOUNT REPORT

BATCH BALANCE LISTING

TRANSACTION TRACER REPORT

BATCH BALANCE LISTING - ACCOUNT DETAIL

TIMER - SWITCH UPDATE VERIFICATION

REDEMPTION & ADDRESS CHANGE PROCESSED SAME DAY
WARNING REPORT

AUTOMATE CLEARING HOUSE PRENOTE TRANSACTIONS
STEINROE FUNDS

EXRED WARNING REPORT

EXCHANGE WARNING REPORT UNLIKE TAX ID NUMBERS

INVESTOR TRANSFER TRANSACTIONS LISTING INVESTOR
DISTRIBUTOR CODE: STR

DETAIL DAILY "AS OF" REPORT BY TRANSACTION CODE

DAILY "AS OF" REPORT

DAILY FUND SHARE BALANCE ERROR LIST

DAILY BATCH BALANCE

DAILY SHAREOWNER MAINTENANCE ERROR LISTING

EXPEDITED REDEMPTION FILE STATUS JOURNAL

NEW ACCOUNT VERIFICATION QUALITY REPORT

SYSTEMATIC EXCHANGE DAILY MAINTENANCE ACTIVITY

ADDITIONAL MAIL MAINTENANCE JOURNAL

BATCH TRANSMISSION ERRORS TRANSACTION ID: ATRANS

DEALER FILE MAINTENANCE REPORT

CHECK-WRITING REDEMPTION REPORT

ASSET ALLOCATION - REALLOCATION

NEW ACCOUNT REPORT


                                                SCHEDULE D

                                           SCHEDULE OF INSURANCE
                                           STEIN ROE & FARNHAM INCORPORATED
                                           ONE SOUTH WACKER DRIVE
                                           CHICAGO, IL  60606-4685
CARRIER    POLICY NO.    TERM      COVERAGE      EXPOSURE/RATE                   LIMITS
PREMIUM
---------  ------------  --------  ---------     ----------------------------    --------------------------------           -----
Federal    (96)7626-89   01/01/95  Workers'      FL-8810 $213,000         .71    Workers' Compensation: Statutory         $61,612
Insurance.  -79          -96       Compensation  NY-8810 $660,000         .57
Co                                 sation        Experience Mod.          .97    Employers Liability:
                                                 Premium Disc.          10.1%    Bodily Injury by Accident:
                                                                                   $100,000 each accident
                                                 IL-8810 $18,900,000      .42
                                                 IL-8742 $   710,000      .92    Bodily Injury by Disease:
                                                 Experience Mod.          .97     $500,000 policy limit
                                                 IL Schedule Credit       25%
                                                 Premium Discount       10.1%    Bodily Injury by Disease:
                                                                                    $100,000 each employee
                                                 Flat Coverage Monopolistic
                                                 Fund States          50. x 6

                                                 Expense Constant         160
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Federal    681-26-32    01/01/95  Financial      Blanket Personal                $2,000,000 General Aggregate             $21,686.92
Insurance               -96       Package        Property Limit   $11,070,000    (other than Products Completed
Co.                               Policy                                          Operations)
                                                 Two Scheduled Locations:        $1,000,000 Products Completed
                                                  Puerto Rico         $30,300    Operations Aggregate Limit
                                                  1510 Skokie Blvd.  $600,000
                                                                                 $1,000,000 Personal & Advertising
                                                 Library Values:      $80,000    Injury Limit

                                                  Fine Arts:         $399,387    $1,000,000 Each Occurrence Limit

                                                 Inland Marine - Valuable        $10,000 Medical Expense Limit
                                                   Papers

                                                 General Liability based on      $100,000 Personal Property Damage
                                                  square feet                    to Rented Premises Limit
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Vigilant   7312-72-46   01/01/95  Foreign        Liability & N.O. Auto $1,765    General Liability:                          $3,100
Insurance               -96       Package Policy Workers' Compensation  1,335      $1,000,000 Commercial Liability
Co.                                                                                for Bodily Injury or Property
                                  General                                          Damage Liability per occurrence
                                  Liability      $50 Per Person, per trip-         & Personal Injury or Advertising
                                                 Flat. Based on:                   Injury caused by an offense

                                  Automobile       Total Employees -      20       $1,000,000 Annual Aggregate -
                                  Liability-DIC/   No. of Trips           49       Products/Completed Operations
                                  Excess Auto      Total No. of Days     104
                                                                                   $250,000 Fire Legal Liability

                                  Foreign Volun-                                   $10,000 Medical Expense Per person
                                  ary Workers'
                                  Compensation                                     $30,000 Medical Expense per accident

                                                                                 Automobile Liability - DIC/Excess Auto
                                                                                   $1,000,000 Bodily Injury per person
                                                                                   $1,000,000 Bodily Injury per occurrence
                                                                                   $1,000,000 Property damage per occurrence
                                                                                   $10,000 Medial Expense per person
                                                                                   $30,000 Medical Per Accident

                                                                                 Foreign Voluntary Workers'
                                                                                 Compensation - Statutory

                                                                                   $100,000 Employers Liability Limit
                                                                                   $20,000 Repatriation Expense for
                                                                                   any one Employee
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St. Paul    IM01200804  01/01/95  Electronic    Data/Media Flat $400 for         Computer Equipment       $4,132,731          $6,987
Insurance               -96       Data          $500,000 limit
Co.                               Processing
                                                Business Interruption -
                                                1,000,000 limit                  Valuable Papers & Records  600,000

                                                Contingent Business Interrup-
                                                tion: 1,000,000 - Kansas City    Business Interruption    1,000,000

                                                  100,000 - Downers Grove

                                                Deductible                       Contingent Business
                                                Computer Equipment, Data and       Interruption           1,100,000
                                                Media and Extra Expense
                                                Combined             $1,000

                                                Special Breakdown Deductible     Extra Expense              500,000
                                                                     $5,000

                                                                                 Transit
                                                                                   Computer Equipment       $50,000
                                                                                   Data & Media             $50,000
                                                                                   Valuable Papers           $5,000
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Gulf      GA5743948P  02/15/96  Excess Mutual                                   $15,000,000 excess of $5,000,000            $540,935
Insurance             -96       Fund D&O/E&O                                    excess of underlying deductible
Company
---------------------------------------------------------------------------------------------------------------------------------
Federal   81391969-A  02/15/95  Investment                                      Limits of Liability         $25,000,000     $211,312
Insurance             -96       Company Assets                                  Extended Forgery             10,000,000
Co.                             Protection Bond                                 Threats to Persons            5,000,000
                                                                                Uncollectible items of Deposit  500,000
                                                                                Audit Expense                   100,000
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